Exhibit 99.1

FOR IMMEDIATE RELEASE

September 10, 2020

CONTACT:	Steve Filton
Chief Financial Officer
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. ANNOUNCES PRICING OF
SENIOR SECURED NOTES OFFERING

KING OF PRUSSIA, PA, September 10, 2020 – Universal Health Services, Inc. (NYSE: UHS) today announced the pricing of its previously announced private offering of senior secured notes due 2030.  The Company priced the offering of $800 million aggregate principal amount of its 2.650% senior secured notes due 2030 (the “Notes”).  The Notes will pay interest semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2021, and will mature on October 15, 2030, unless earlier redeemed or repurchased. The Notes offering is expected to close on September 21, 2020, subject to customary closing conditions.

The Company intends to use the net proceeds of the offering to redeem all of the outstanding $700 million aggregate principal amount of its 4.750% Senior Secured Notes due 2022 (the “Existing 2022 Notes”) on September 28, 2020, to pay accrued and unpaid interest on the Existing 2022 Notes to but excluding the date of redemption, to pay transaction expenses and for general corporate purposes.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable state securities laws. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offers of the Notes will be made only by means of a private offering memorandum. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

Universal Health Services, Inc. (“UHS”) is one of the nation's largest providers of hospital and healthcare services. Through its subsidiaries, UHS operates acute care hospitals, behavioral health facilities, outpatient facilities and ambulatory care access points located throughout the United States, Puerto Rico and the United Kingdom.